Filed pursuant to Rule 433
Registration Nos. 333-89492 and 33-85314
Relating to Prospectus Supplement,
dated January 18, 2007

Province of Nova Scotia

Issuer:	Province of Nova Scotia
Expected Ratings:	Aa2/A+
Format:	SEC Registered Global Offering
Ranking	Direct, unconditional debt
Size:	U.S.$500,000,000
Trade Date:	January 18, 2007
Settlement Date:	January 26, 2007
Maturity:	January 26, 2017
Interest Payment Dates:	January 26 and July 26
First Payment Date:	July 26, 2007
Spread to Benchmark:	T + 43 bps
Benchmark Treasury:	4.625% due 11/15/16
UST Spot:	$99-01/4.748%
Yield:	5.178%
Coupon:	5.125% payable semi-annually
Price:	99.590%
Day Count:	30/360
Minimum Denominations:	U.S.$5,000 x U.S. $1000
Joint Lead Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (Sole Bookrunner), TD Securities (USA) LLC, Scotia Capital (USA) LLC
Co-managers:	National Bank Financial Inc., CIBC World Markets Corp., RBC Capital Markets Corporation
Cusip # ISIN #	669827FT9/US669827FT96
Listing:	Luxembourg Euro MTF
Prospectus and Prospectus Supplement:	http://www.sec.gov/Archives/edgar/data/842639/000095012307000491/y28723be424b3.htm
Legends:	This communication is intended for the sole use of the person to whom it is provided by us

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580.

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